SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 8, 2003

VINTAGE PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10578	73-1182669
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 West Seventh Street, Tulsa, Oklahoma	74119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (918) 592-0101

Not applicable
(Former name or former address, if changed since last report)

Item 5.    Other Events.

The Company has previously engaged in oil and gas hedging activities and intends to continue to consider various hedging arrangements to realize commodity prices which it considers favorable. The Company has entered into various oil hedges (swap agreements) covering approximately 3.0 MMBbls at a weighted average price of $24.90 per Bbl (NYMEX reference price) for various periods in 2003. The Company has also entered into various gas hedges (swap agreements) covering approximately 20.1 million MMBtu of its gas production for calendar year 2003. The Canadian portion of the gas swap agreements (approximately 9.1 million MMBtu) is at the weighted average NYMEX reference price of 6.63 Canadian dollars per MMBtu and will be settled in Canadian dollars. The U.S. portion of the gas swap agreements (approximately 11.0 million MMBtu) is at a weighted average NYMEX reference price of $4.00 per MMBtu. Additionally, the Company has entered into basis swap agreements for approximately 8.4 million MMBtu of its U.S. gas production covered by the gas swap agreements. These basis swaps establish a differential between the NYMEX reference price and the various delivery points at levels that are comparable to the historical differentials received by the Company. The AECO gas price index is the reference price used for most of the Company’s Canadian gas spot sales. However, the Company has not yet entered into any basis swaps to fix the differential between the AECO gas price index and NYMEX reference prices.

The following table reflects the Bbls hedged and the corresponding weighted average NYMEX reference prices by quarter:

Quarter Ending	Barrels	NYMEX Reference Price Per Bbl
March 31, 2003	945,000	$26.12
June 30, 2003	682,500	24.76
September 30, 2003	690,000	24.30
December 31, 2003	690,000	23.95

The following table reflects the MMBtu (million British thermal units) hedged in the U.S. and the corresponding NYMEX reference prices by quarter:

Quarter Ending	MMBtu	NYMEX Reference Price Per MMBtu
March 31, 2003	2,700,000	$4.20
June 30, 2003	2,730,000	3.86
September 30, 2003	2,760,000	3.88
December 31, 2003	2,760,000	4.04

The following table reflects the MMBtu hedged in Canada and the corresponding NYMEX reference prices by quarter:

Quarter Ending	MMBtu	NYMEX Reference Price Per MMBtu
		(Canadian dollars)
March 31, 2003	2,250,000	C$7.09
June 30, 2003	2,275,000	6.42
September 30, 2003	2,300,000	6.39
December 31, 2003	2,300,000	6.64

The counterparties to the Company’s swap agreements are commercial or investment banks. The Company continues to monitor oil and gas prices and may enter into additional oil and gas hedges or swaps in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VINTAGE PETROLEUM, INC.

By: /s/ Michael F. Meimerstorf
Michael F. Meimerstorf Vice President and Controller

Date:  January 8, 2003